UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 1, 2011

Bizzingo, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52511	98-0471052

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

63 Main Street, #202, Flemington, New Jersey	08822

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 968-0838

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers

The Company has entered into consulting agreements with each of Mr. Douglas Toth and  Mr. Gordon Samson,  pursuant to which each has agreed to terms with the Company. Both Mr. Toth and Mr. Samson previously provided services to the Company with no agreement. These agreements provide for a base salary of no less than $180,000 per annum.

Both agreements provide that Mr. Toth and Mr. Samson are eligible for an annual, performance-based bonus if and when the Company implements an applicable annual incentive plan. The Agreements specified that the Compensation Committee of the Board of Directors would establish such a plan.

As an inducement to enter into these Agreements, Mr. Toth and Mr. Samson will be awarded not less than 1,000,000 shares of our common stock under an S-8 plan to be filed. Additionally on the origination of a company stock option plan they are each to be awarded stock options, with a seven year term, in respect of 3,000,000 shares of the Company’s common stock. The exercise price for these stock  option’s will be the market price at time of grant or such other amount as established by a plan. The options are scheduled to vest in two equal annual instalments. If Mr. Toth or Mr. Samson were to terminate their agreements voluntarily without good reason as defined in the agreement, they would forfeit any unvested shares related to this option grant.

Additionally, the termination provisions of these agreements, define “Termination for Cause” and “Termination for Good Reason”. Included in the Termination for Good Reason clauses is a triggering event provision pursuant to a “change of control”.  A triggering event is defined to include a termination of the agreement by the participant following a reduction in position, pay or other “constructive termination,” or a failure by a new control group to assume or continue any plan awards.

The termination benefit provided to Mr. Toth and Mr. Samson  upon an involuntary termination by the Company without cause, or a termination by either Mr. Toth or Mr. Samson  for good reason, is a cash severance payment in an amount equal to the sum of (a) the then current base salary and (b) the average of the annual bonuses payable (including in such average a zero for any year for which no such bonus is payable) to him with respect to each of the last three completed fiscal years of the Company for which the amount of such bonus has been determined at the date of such termination

To qualify for the cash severance benefit, any applicable bonus amounts and opportunity to vest in unvested equity awards available under a stock option plan following an involuntary termination by the Company without cause, or a termination for good reason, Mr. Toth and/or Mr. Samson must execute a release in favour of the Company and agree to provide the Company with certain consulting services for a period of six months after termination. Additionally, during the period of these consulting services, Mr. Toth and/or Mr. Samson, must also agree not to provide any services to entities that compete with any of the Company’s business.

These agreements became effective June 1, 2011 and have stated terms through May 31, 2012.

Both these Agreements contain covenants for the benefit of the Company relating to non-competition during the terms, protection of the Company’s confidential information, and non-solicitation of Company employees for one year following termination for any reason.

Mr. Toth’s and Mr. Samson’s, agreements are attached as Exhibits 10.1 and 10.2 respectively to this Report and are incorporated herein by reference.

Item 9.01        Exhibits

Exhibit 10.1	Consulting Agreement, dated as of June 1, 2011, between Company and Douglas Toth

Exhibit 10.2	Consulting Agreement, dated as of June 1, 2011, between Company and Gordon Samson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bizzingo, Inc.

Date: June 27, 2011	By:	/s/ Gordon Samson
Gordon Samson, Chief Financial Officer